Exhibit 10(a)

                            ASSET PURCHASE AGREEMENT

                                  By and Among

                          GUARDIAN INTERNATIONAL, INC.,
                         a Nevada corporation, as Buyer,

                               GATOR TELECOM, INC.
                        a Florida corporation, as Seller,

                                       and

                        Dan Lawrence and Cindy Lawrence,
                           Florida residents, in their
                   capacity as the sole Shareholders of Seller

                                  March 9, 1998


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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is effective as of March 9, 1998 by and among Guardian International, Inc., a Nevada corporation ("BUYER"), Gator Telecom, Inc., a Florida corporation ("Seller"), and Dan Lawrence and Cindy Lawrence, Florida residents (collectively, "SHAREHOLDERS"). Buyer, Seller and Shareholders are sometimes referred to individually herein as a "PARTY" and collectively herein as the "PARTIES."

         Seller provides burglar alarm, fire alarm, closed circuit television and electronic access and control and central station monitoring services to residential and commercial customers. Buyer desires to purchase, and Seller desires to sell, substantially all of the assets of the Seller on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

                             ARTICLE 1 - DEFINITIONS

         "ACCOUNTS RECEIVABLE" means all accounts receivable of Seller relating to the Alarm Service Assets (as hereinafter defined), including, without limitation, all trade, billed, unbilled, and miscellaneous accounts receivable, evidencing or representing indebtedness or obligations due to the Seller relating to the Alarm Service Assets, or rights to payment in existence for or on account of goods or other properties sold, licensed or leased or for services rendered by the Seller in the operation of the Alarm Service Assets, all sums of money or other proceeds due thereon, all customer guarantees and security with respect thereto, including, but not limited to, the right of stoppage in transit, replevin and reclamation, together with all right, title and interest of the Seller in and to all instruments, agreements and documents covering or relating to any of the foregoing, and all rights, remedies and claims of the Seller under, or in respect of, any of the foregoing.

         "ALARM SERVICE ASSETS" means the assets, operations and activities of the Seller as conducted on the date hereof, pursuant to which the Seller provides Services (as hereinafter defined).

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "CLOSING" has the meaning set forth in Section 2.7 below.

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         "CODE" means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

         "CONFIDENTIALITY AGREEMENT" means that certain Nondisclosure Agreement, dated as of August 21, 1997, between Buyer and Seller.

         "COVERED PERSON" means, collectively, Buyer, its affiliates, and their respective accounting and legal representatives, as well as their respective officers, directors, shareholders, employees and agents.

         "CUSTOMER CONTRACT" means any contract, agreement, commitment or arrangement between Seller and any of its customers with respect to the provision of Services which is listed on the Customer Contract Schedule attached hereto.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

         "INDEBTEDNESS" of any entity means all obligations of such entity which in accordance with GAAP should be classified upon a balance sheet as liabilities of such entity, and in any event, regardless of how classified in accordance with GAAP, shall include, without limitation or duplication: (i) all obligations of such entity for borrowed money or which has been incurred in connection with the acquisition of property, assets or services, (ii) obligations secured by any lien or other charge upon property or assets owned by such entity, even though such entity has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such entity, whether or not the rights and remedies of the Seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, and (iv) capitalized rentals under any capitalized lease (as defined under GAAP).

         "INTELLECTUAL PROPERTY" means all (i) patents, patent applications, patent disclosures, and improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration therefor, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) web sites, computer software, data and documentation including, without limitation, ownership or rights to use, source code and object code, (vi) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software products in development, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial (excluding employee benefit plans), marketing, and business data, pricing and cost information,

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business and marketing plans, and customer and supplier lists and information), and (vii) copies and tangible embodiments thereof (in whatever form or medium).

         "KNOWLEDGE" or any variant thereof, means the actual knowledge of a person, together with whatever knowledge a reasonable person under similar circumstances would have had after reasonable investigation and inquiry. References herein to Seller's Knowledge, or any variant thereof, shall include any Knowledge of the Shareholders. In the case of a statutory interpretation, a Party shall not be deemed to having knowingly violated such statute if the act or omission ultimately determined to have been in violation of such statute did not, at the time taken or omitted, violate any outstanding judicial or administrative order, ruling or regulation with respect to such statute.

         "LIABILITY" means any liability (whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes (as hereinafter defined).

         "LOSS" means any damage (including, but not limited to, consequential damages and punitive damages) obligation, payment, cost, expense, injury, judgment, penalty, fine, interest, or other loss (including, but not limited to, the cost and expense of defending or prosecuting any and all charges, claims, complaints, actions, demands, assessments, litigation, proceedings, hearings, investigations, notices, judgments, orders, decrees and settlements relating thereto, expenses of preparation and investigation thereof and attorneys', experts', consultants' and accountants' fees in connection therewith).

         "MATERIAL ADVERSE CHANGE" means any change, event or occurrence which has, or could reasonably be expected to have, a material adverse effect upon the assets, business, operations, financial condition or prospects of the Seller or the Alarm Service Assets.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of the Seller consistent with past custom and practice of the Seller (including with respect to quantity and frequency).

         "PASS THROUGH CHARGES" shall mean direct connect phone line expense; cellular phone back-up service expense; direct inward dial telephone line expense; third party municipal monitoring expense; back-up radio expense, commissions to municipalities; and any other charges that are not of a regular and recurring nature.

         "PERSON" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

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         "QUALIFIED MRI" means (a) the total monthly recurring income ("MRI")
billed to the alarm system customers by Seller under written and fully executed Customer Contracts for the provision of Services with original terms of not less than one year containing annual renewal provisions calculated as of the Closing Date, including Customer Contracts whose initial billing commences after the Closing Date and that provide for not more than 12 months of monitoring at no charge, that meet the following criteria: (i) as of the Closing Date, the account does not have a receivable balance in excess of 90 days past due as of the applicable Service Date for such account, and (ii) as of or prior to the Closing Date, the account has not cancelled or provided notice of cancellation (whether orally or in writing), and the Seller has no Knowledge that the account will be cancelled prior, at, or subsequent to the Closing Date, LESS (b) all Pass Through Charges associated with all Customer Contracts which meet the criteria outlined in clauses (i) and (ii) above.

         "SECURITY INTEREST" means any lien, claim, mortgage, pledge, security interest, charge or other encumbrance of any nature.

         "SERVICE DATE" means the first day of any calendar month in which Services are provided.

         "SERVICES" means burglar alarm services, fire alarm services, closed circuit television and electronic access control services, all central station monitoring services, maintenance services, leases, fire testing and all other services provided to commercial, residential and other customers of the Seller.

         "TAX" or "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, communications, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transaction, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                           ARTICLE 2 - THE TRANSACTION

                  2.1 ACQUIRED ASSETS. On and subject to the terms and conditions of this Agreement at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer, convey and deliver to Buyer, free and clear of all Security Interests, all of Seller's right, title and interest in and to all of the Alarm Service Assets set forth on the ACQUIRED ASSETS SCHEDULE, together with all of the other Alarm Service Assets other than the Excluded Assets (as defined in

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Section 2.2). Except to the extent that they constitute Excluded Assets, the
Acquired Assets shall include, without limitation, all of Seller's right, title and interest in the following assets:

                  (a) prepaid costs and prepaid expenses listed on the ACQUIRED ASSETS SCHEDULE attached hereto;

                  (b) raw materials and supplies, manufactured and purchased parts (including without limitation motion, smoke and heat detectors and alarm control panels and wiring, whether or not held on Seller's premises, its customers' premises or elsewhere), work- in-process, finished goods, spare parts and other items of inventory including, without limitation, the inventory listed on the ACQUIRED ASSETS SCHEDULE attached hereto (the "Inventory");

                  (c) machinery, equipment, furniture and other tangible personal property including, without limitation, that listed on the ACQUIRED ASSETS SCHEDULE, attached hereto;

                  (d) Intellectual Property, any goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto (including, without limitation, any and all other proprietary software developed by or for Seller for use in connection with the Alarm Service Assets) to the extent permitted the licenses and sublicenses granted and obtained by Seller with respect to the Intellectual Property, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; the name "Gator Telecom, Inc." and all other trade names, trade dress, and logos as more fully described on the INTELLECTUAL PROPERTY SCHEDULE attached hereto.

                  (e) Customer Contracts;

                  (f) rights under agreements, contracts, purchase orders, commitments, contractual rights and other similar arrangements that are set forth on the ASSUMED CONTRACTS SCHEDULE attached hereto (the "ASSUMED CONTRACTS");

                  (g) all claims, refunds, rights of recovery, rights of set off and rights of recoupment of any kind arising out of the Alarm Service Assets from and after the Closing Date;

                  (h) all franchises, approvals, permits, licenses, orders, registrations, certifi cates, variances and similar rights obtained from governments and governmental agencies to the extent transferable to Buyer relating to the Alarm Service Assets;

                  (i) rights to the following telephone numbers for Hillsborough County, Florida: line 1 - (813) 874-7474; line 2 - (813) 876-9796; line 3 -
(813) 870-1401; line 4 - (813) 876-1562; line 5 - (813) 873-1814; fax - (813)
870-1522; toll free - (800) 329-5647, and any other telephone number(s) used in the operation of the Alarm Service Assets; and rights to receive mail and other communications addressed to Seller regarding the Alarm Service Assets

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(including mail and communications from customers, suppliers, distributors, agents and others and payments regarding the Alarm Service Assets);

                  (j) books, records, ledgers, files, documents, correspondence, lists, drawings, specifications, advertising and promotional materials, studies, reports and other printed or written materials regarding the Alarm Service Assets; and

                  (k) all Accounts Receivable.

                  2.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the Acquired Assets shall not include the following assets of Seller (collectively, the "EXCLUDED ASSETS"):

                  (a) those assets set forth on the EXCLUDED ASSETS SCHEDULE attached hereto;

                  (b) all rights to receive mail and other communications addressed to Seller relating to any of the Excluded Assets or the Excluded Liabilities, or any matter other than the Alarm Service Assets;

                  (c) all contracts and agreements other than Customer Contracts and Assumed Contracts;

                  (d) cash and cash equivalents as of March 6, 1998;

                  (e) prepaid costs and prepaid expenses not listed on the Acquired Assets Schedule;

                  (f) Seller's and Shareholders' interest in this Agreement and any proceeds to be paid to the Seller pursuant to the transactions contemplated by this Agreement;

                  (g) all claims for refunds, rights of recovery, rights of setoff and rights of recoupment, except to the extent they relate directly to the Acquired Assets of the Assumed Liabilities (as hereinafter defined); and

                  (h) any loans made by Seller to its employees or the Shareholders, whether or not reflected on the books and records of the Seller.

                  2.3 ASSUMED LIABILITIES. On and subject to the terms and conditions of this Agreement, Buyer shall assume, solely and exclusively, the obligations and liabilities of Seller (including obligations and liabilities arising in connection with warranties extended by Seller in the Normal Course of Business in connection with the installation of alarm systems and maintenance of alarm systems) with respect to the Assumed Contracts and Customer Contracts (excluding liabilities arising by reason of any breach or alleged breach by Seller under any

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Assumed Contract or Customer Contract on any Basis prior to the Closing Date
(regardless of when any such liability is asserted)) (collectively, the "ASSUMED LIABILITIES").

                  2.4 EXCLUDED LIABILITIES. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not assume nor be liable for any Liability of Seller, the Alarm Service Assets or the Shareholders other than the Assumed Liabilities (collectively, the "EXCLUDED LIABILITIES") and, without limiting the generality of the foregoing, each of the following liabilities or obligations shall be Excluded Liabilities for purposes of this Agreement:

                  (a) all of Seller's and Shareholders' liabilities and obligations in connection with the transactions contemplated by this Agreement;

                  (b) all of Seller's and Shareholders' liabilities and obligations for expenses, Taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including, without limitation, all attorneys' and accountants' fees and brokerage fees);

                  (c) all of Seller's and Shareholders' liabilities and obligations with respect to any income Taxes or with respect to any other Taxes for any period;

                  (d) all of Seller's and Shareholders' liabilities and obligations (i) arising by reason of any violation or alleged violation of any federal, state, local or foreign statute, law, rule or regulation or any requirement of any governmental authority, or (ii) arising by reason of any breach or alleged breach by Seller of any agreement, contract, lease, license, commitment, instrument, judgment, order or decree (regardless of when any such liability or obligation is asserted and regardless of whether any such liability arises under any Assumed Contract or Customer Contract);

                  (e) all liabilities and obligations under any Assumed Contracts and Customer Contracts for product or service liability occurrences with respect to products manufactured or services rendered on or prior to the Closing Date;

                  (f) all of Seller's liabilities and obligations, if any, which Buyer may become liable for as a result of or in connection with the failure by Buyer or Seller to comply with any bulk sales or transfer laws;

                  (g) all of Seller's liabilities and obligations relating to legal actions and proceedings arising out of or in connection with Seller's conduct of its business (including its operation of the Alarm Service Assets), any other conduct of Seller and any conduct of Seller's officers, directors, shareholders, employees, consultants, agents or advisors as of or prior to the Closing Date, whether or not disclosed on the Schedules hereto;

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                  (h) all of Seller's liabilities and obligations under any Plan
(as defined in Section 3.1(1)) including, without limitation, severance and stay-thru bonus arrangements, or for workers' compensation claims, health care claims or similar claims;

                  (i) all other liabilities and obligations of Seller not expressly assumed by Buyer under Section 2.3 (including liabilities and obligations arising out of transactions entered into at or prior to the Closing, action and inaction at or prior to the Closing and any state of facts existing at or prior to the Closing, regardless of when asserted).

Seller hereby acknowledges that it is retaining the Excluded Liabilities and Seller shall have the sole responsibility to pay, discharge and perform all liabilities and obligations relating to the Excluded Liabilities promptly when due. For purposes of this Section 2.4, references to the Seller shall be deemed to include the Shareholders as well.

                  2.5 PURCHASE PRICE; ALLOCATION SCHEDULE.

                  (a) The aggregate purchase price (the "PURCHASE PRICE") for the Acquired Assets is $1,700,000 and the other covenants, agreements and conditions contained herein, payable to Seller as follows: $1,400,000 in immediately available funds at Closing and 94,937 shares (the "Escrow Shares") of Class A Common Stock of Buyer, par value $.001 per share (the "Common Stock"), to be held in escrow pursuant to an Escrow Agreement in the form of EXHIBIT A-6 until the first anniversary of the Closing Date subject to the terms of Section 2.6.

                  (b) For all purposes (including, without limitation, financial, accounting and Tax purposes), the Parties agree to allocate the Purchase Price (including the Assumed Liabilities) among the Acquired Assets identified on the PRICE ALLOCATION SCHEDULE in accordance with the PRICE ALLOCATION SCHEDULE. Buyer and Seller shall each promptly file Form 8594, prepared in accordance with this Section 2.5(d), with its federal income Tax Return for its tax period including the Closing Date. The Parties shall work together to agree upon the PRICE ALLOCATION SCHEDULE prior to the Closing and Seller and the Shareholders shall not unreasonably withhold their consent to any PRICE ALLOCATION SCHEDULE proposed by Buyer. All allocations made pursuant to this Section 2.5(d) shall be binding upon the Parties and upon each of their successors and assigns, and the Parties shall report the transaction herein in accordance with such allocations.

                  2.6 GUARANTEE.

                  (a) The Escrow Shares shall be paid to Seller no later than 30 days after the first anniversary of the Closing Date (the "ANNIVERSARY DATE"), subject to the following adjustments:

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                           (i)      If the Anniversary MRI (as defined in
                                    Section 2.6(c) below) is greater than the Closing MRI, Buyer shall pay the full number of Escrow Shares to Seller.

                           (ii) If the Anniversary MRI is less than the Closing MRI and the difference of the Closing MRI less Anniversary MRI is greater than $7,700, no Escrow Shares shall be payable to Seller.

                           (iii) If the difference between the Closing MRI and the Anniversary MRI is greater than $0 but less than $7,700, the difference shall be subtracted from $7,700, the resulting value shall be divided by $7,700 and the quotient shall be multiplied by the number of Escrow Shares, the product of which shall be the number of Escrow Shares to be retained by Buyer (the "Retained Shares"). Buyer shall pay to Seller the number of Escrow Shares equal to the difference between the Escrow Shares and the Retained Shares.

                  (b) REDUCTION IN ESCROW SHARES. In all cases, the number of Escrow Shares due Seller under this Section shall be reduced by the amount of all fines and other sums due to Seller's customers (collectively, "Fines") that are paid by Buyer with respect to Seller's operation of the business on or before the Closing Date. The number of Escrow Shares to be retained by Buyer pursuant to this subsection shall be determined by dividing the Fines by the average closing price for the Common Stock for the five trading days prior to the date on which Buyer pays such Fines.

                  (c) ANNIVERSARY MRI. Anniversary MRI shall include all Qualified MRI from Customer Contracts in force prior to and as of the Closing Date and all Qualified MRI from Customer Contracts created during the 12 months after the Closing Date from Seller's customers or referrals or from Seller's employees who become Buyer's employees or representatives. Anniversary MRI shall not include MRI acquired via acquisitions or Qualified MRI for which the associated system installation revenue is less than the direct equipment and labor costs of the system installation unless costs exceed revenue as a result of sales promotions conducted by Buyer.

                  (d) VOLUME RESTRICTION ON SALE OF ESCROW SHARES. For the eight calendar quarters following the Anniversary Date, neither Seller nor any Permitted Transferee (as defined below) of Seller shall sell more than 11,867 shares (the "Volume Cap") of the Escrow Shares in any single calendar quarter. In the event Transfers (as defined below) in any calendar quarter exceed the Volume Cap, such Transfers shall be null and void and Buyer shall not record such Transfer on its books or treat any purported Transferee (as defined below) of such Escrow Shares as the owner of such Escrow Shares for any purpose. The restrictions set forth in this subsection shall not restrict any Transfer of Escrow Shares by a Seller or a Shareholder pursuant to applicable laws of descent and distribution or among his Family Group (as defined below).

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                  (e) TRANSFER RESTRICTIONS ON ESCROW SHARES. The Seller shall not transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily) any interest in the Escrow Shares to a third party ("Transfer"), except in compliance with this subsection and any other restrictions on Transfer contained in this Agreement.

                           (i) FIRST OFFER RIGHT OF BUYER. At least 15 days prior to effecting any sale (a "Private Sale") of the Escrow Shares other than to the public pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 promulgated under the Securities Act of any Escrow Shares to a third party, the Seller (the "Transferring Shareholder") shall deliver a written notice (an "Offer Notice") to the President of Buyer who shall forward it to an independent committee established by the Board of Directors of Buyer (a "Committee"). The Offer Notice shall disclose in reasonable detail the proposed number of Escrow Shares to be transferred, the proposed terms and conditions of the Transfer and the identity of the prospective transferee(s) (if known). Buyer may, by recommendation of the Committee, elect to purchase all, but not less than all, of the number of Escrow Shares specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to the Transferring Shareholder as soon as practicable but in any event within 15 days after the delivery of the Offer Notice (the "Election Period").

                           (ii) TRANSFERS TO THIRD PARTIES. If Buyer has not elected to purchase all of such Escrow Shares being offered in the Offer Notice, the Transferring Shareholder may, within 90 days after the expiration of the Election Period, Transfer all such Escrow Shares to one or more third parties at a price not less than 100% of the price offered to Buyer and on other terms no more favorable to the transferee(s) thereof than offered to Buyer in the Offer Notice. Any Escrow Shares not transferred within such 90-day period shall be re- offered to Buyer under this subsection prior to any subsequent Transfer.

                           (iii) PURCHASE PRICE. The purchase price specified in any Offer Notice shall be payable solely in cash at the closing of the transaction or, if provided in the Offer Notice, in installments over time.

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                           (iv)     PERMITTED TRANSFERS. The restrictions set
                                    forth in this subsection shall not apply with respect to any Transfer of Escrow Shares by the Seller to the Shareholders or by the Shareholders pursuant to applicable laws of descent and distribution or among the Shareholders' Family Group ("Permitted Transferees"). For purposes of this Agreement, "Family Group" means an individual's spouse and descendants (whether natural or adopted) and spouses of descendants and any trust, family limited partnership or similar entity solely for the benefit of the individual and/or the individual's spouse and/or descendants and/or spouses of their descendants.

                  (f) RESTRICTIVE LEGEND. Each certificate evidencing the Escrow Shares and each certificate issued in exchange for or upon the Transfer of any such securities (a "Certificate" or "Certificates") shall be stamped or otherwise imprinted with a legend in substantially the following form (the "Restrictive Legend"):

                           Some or all of the securities represented by this certificate may be subject to transfer restrictions and/or certain other restrictions and obligations set forth in an Asset Purchase Agreement effective as of March 9, 1998 by and among the issuer of such securities (the "Company"), Gator Telecom, Inc., and the shareholders of Gator Telecom, Inc. (the "Asset Purchase Agreement"). A copy of the Asset Purchase Agreement shall be furnished without charge by the Company to the holder hereof upon written request to the Company at its principal executive office.

Buyer shall imprint the Restrictive Legend on Certificates outstanding as of the Closing Date, in addition to imprinting on such Certificates a legend stating that the Escrow Shares evidenced by such Certificate are not registered under the Securities Act (the "Securities Law Legend").

                  (g) REMOVAL OF SECURITIES LAW LEGEND. In connection with the Transfer of any Escrow Shares (other than a Transfer in a public offering registered under the Securities Act), a Transferring Shareholder shall deliver
(a) written notice to Buyer describing in reasonable detail the Transfer or proposed Transfer (the "Notice of Transfer") and (b) an opinion (the "Opinion") of counsel, which (to Buyer's reasonable satisfaction) is knowledgeable in securities laws matters, to the effect that such Transfer of Escrow Shares may be effected without registration of such Escrow Shares under the Securities Act. Upon delivery of the Notice of Transfer and the Opinion to Buyer by a Transferring Shareholder, Buyer shall instruct its transfer agent to remove the Securities Law Legend from the Certificate(s) evidencing such Escrow Shares.

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                  (h) REMOVAL OF RESTRICTIVE LEGEND. Removal of the Restrictive
Legend shall be governed in accordance with the terms of this Agreement.

                  (i) TRANSFERS IN VIOLATION OF AGREEMENT. Any Transfer or attempted Transfer of any Escrow Shares in violation of any provision of this Agreement shall be void, and Buyer shall not record such Transfer on its books or treat any purported Transferee of such Escrow Shares as the owner of such Escrow Shares for any purpose.

                  2.7 CLOSING OF TRANSACTIONS

                  (a) CLOSING. Subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of Steel Hector & Davis LLP, 1900 Phillips Point West, 777 South Flagler Drive, West Palm Beach, Florida commencing at 10:00 A.M. local time on March 9, 1998 (the "CLOSING DATE"), or such other time and place as the Parties may agree. The Closing and the transactions contemplated by this Agreement shall be effective as of the close of business on the Closing Date.

                  (b) DELIVERIES AT CLOSING. Subject to the conditions set forth in this Agreement, the Parties agree to consummate the following transactions at the Closing:

                           (i) Seller shall deliver to Buyer (A) a warranty bill of sale in the form of EXHIBIT A-1, (B) an assumption and assignment agreement in the form of EXHIBIT A-2, (C) UCC-3 termination statements terminating all Security Interests existing on the Acquired Assets; (D) a lease (the "Lease") in the form of EXHIBIT A-3 relating to Buyer's use, after the Closing, of the facilities occupied by the Alarm Service Assets, together with any necessary consent or estoppel letters from the lessor of the facility (if applicable), which lease or sublease shall be at a fair market rate as established in consultation with a reputable real estate brokerage firm; (E) an agreement in the form of EXHIBIT A-4 relating to Buyer's use after the Closing of certain telephone lines of Seller used by the Alarm Service Assets; (F) such other instruments of sale, transfer, conveyance and assignment as Buyer may reasonably request in form satisfactory to Buyer and consistent with the provisions of this Agreement; (G) possession of the premises at which Seller is located; (H) a Guaranty Agreement in the form of EXHIBIT A-5; and (I) an Escrow Agreement in the form of EXHIBIT A-6; and

                           (ii) Buyer shall deliver to Seller (A) an assumption and assignment agreement in the form attached hereto as EXHIBIT A-2, (B) the Lease; (C) an Escrow Agreement in the form of EXHIBIT A-6; (D) an Employment Agreement in the form of EXHIBIT A-7; and (E) such other instruments of assumption as Seller may reasonably request in form satisfactory to Seller and consistent with the provisions of this Agreement.

                  (c) DELIVERIES AT ANNIVERSARY DATE CLOSING. Buyer shall deliver to Seller certificates evidencing the Escrow Shares to be transferred, if any, no later than 30 days after the Anniversary Date.

                  ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

                  3.1 REPRESENTATIONS AND WARRANTIES OF SELLER. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller (and when expressly set forth hereafter, Shareholders) represents and warrants to Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

                  (a) ORGANIZATION, QUALIFICATION AND CORPORATE POWER.

                           (i) Seller is a corporation duty organized, validly existing, and in good standing under the laws of the State of Florida. The Seller has full corporate power end authority to carry on its business and to own and use the properties owned and used by the Seller in the operation of the Alarm Service Assets.

                           (ii) The Seller is qualified to conduct business and is in good standing under the laws of each other jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified.

                           (iii) The Articles of Incorporation and Bylaws of Seller, all of which have been previously delivered to Buyer, reflect all amendments currently in effect made thereto at any time prior to the date of this Agreement and are correct and complete.

                  (b) AUTHORIZATION OF TRANSACTION. The Seller has full corporate power and authority, and each Shareholder has full power and authority, to execute and deliver this Agreement and the other agreements contemplated hereby to which each is a party and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the board of directors and Shareholders of Seller have duly authorized the execution, delivery, and performance of this Agreement and the other agreements, contemplated hereby to which it is a party. This Agreement and the other agreements contemplated hereby to which Seller or the Shareholders is a party constitute the valid and legally binding obligations of Seller and the Shareholders, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by bankruptcy, similar laws of debtor relief and general principles of equity.

                  (c) NONCONTRAVENTION. Except as disclosed on the CONSENTS SCHEDULE or GOVERNMENTAL CONSENT SCHEDULE attached hereto, neither the execution and the delivery of this Agreement and the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under, the Articles of Incorporation and Bylaws of Seller, any contract (including without limitation, any Customer Contract or Assumed Contract), lease, sublease, license, sublicense, franchise, permit, indenture, agreement, instrument of Indebtedness, Security Interest, or other arrangement by which Seller, the Alarm Service Assets or the Shareholders is bound or affected or, any law, statute, rule, regulation, order, judgment, decree, stipulation, injunction, charge or other restriction, to which Seller, the Alarm Service Assets or the Shareholders is subject.

                  (d) GOVERNMENTAL CONSENT. Except as set forth on the GOVERNMENTAL CONSENT SCHEDULE attached hereto, neither Seller nor the Shareholders is required to make any declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority (including, without limitation, the Federal Communications Commission or any state telecommunications regulatory bodies) in connection with the execution, delivery or performance of this Agreement or the other agreements contemplated hereby, or the consummation of any of the transactions contemplated hereby or thereby.

                  (e) FINANCIAL DATA. Attached hereto as EXHIBIT B are true and correct copies of unaudited consolidated balance sheets and statements of income, changes in shareholders' equity, and cash flows dated as of December 31, 1995, December 31, 1996 and December 31, 1997 (collectively the "FINANCIAL STATEMENTS") for the Company. The Financial Statements have been prepared in accordance with GAAP throughout the periods covered thereby, and fairly present the financial condition and results of operations as of December 31, 1995, December 31, 1996 and December 31, 1997 and for the periods covered thereby.

                  (f) RECENT EVENTS. Since September 30, 1997, the Alarm Service Assets have not experienced any Material Adverse Change.

                  (g) TITLE AND CONDITION OF PROPERTIES.

                           (i) TITLE TO PERSONAL PROPERTY ASSETS. The Seller owns good and marketable title, free and clear of all Security Interests and other restrictions, to all of the Acquired Assets.

                           (ii) CONDITION AND SUFFICIENCY OF ASSETS. All of the Acquired Assets are in good condition and repair, except for ordinary wear and tear not caused by neglect and are useable in the Ordinary Course of

                                    Business. The Acquired Assets include all assets necessary to the conduct of the Alarm Service Assets consistent with the past custom and practices of Seller.

                  (h) INTELLECTUAL PROPERTY. Except as set forth on the INTELLECTUAL PROPERTY SCHEDULE attached hereto:

                           (i) The Seller owns or has the right to use all Intellectual Property necessary for the operation of the Alarm Service Assets as currently used by Seller. Each item of Intellectual Property owned or used by Seller with respect to the Alarm Service Assets immediately prior to the Closing will be owned and, to Seller's Knowledge, be available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing. Seller has taken all necessary or desirable action to protect each item of Intellectual Property that it owns or uses in connection with the Alarm Service Assets.

                           (ii) With respect to the Alarm Service Assets, to the Seller's and Shareholders' Knowledge, neither Seller nor the Shareholders has interfered with, infringed upon, misappropriated, or otherwise become engaged in a controversy or dispute arising out of any Intellectual Property rights of third parties, and neither Seller, the Shareholders nor any of the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller is aware of any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Seller's and the Shareholders' Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise become engaged in a controversy or dispute arising out of any Intellectual Property rights of Seller with respect to the Alarm Service Assets.

                  (i) CONTRACTS. The Seller has delivered or otherwise made available to Buyer a correct and complete copy of each Customer Contract and each Assumed Contract (including in each case all amendments thereto). With respect to each Customer Contract and each Assumed Contract: (A) the contract is legal, valid, binding, enforceable, and in full force and effect; (B) the contract will, assuming that any required third party consent identified on the CONTRACT CONSENT SCHEDULE with respect to such contract has been obtained, continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms immediately after the Closing; (C) the Seller is not and no other party is in breach or default (including, without limitation, with respect to any express or implied warranty), and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the contract; (D) no party has repudiated any provision of the contract; (E) the contract is in writing, has been fully executed by all parties thereto, has been delivered to Buyer and has not been modified of amended in any way other than through a written amendment signed by all parties to such contract and delivered to Buyer, (F) in the case of Customer Contracts, relates only to a security system for which installation has been fully completed, billed and paid for prior to the Closing and (G) in the case of Customer Contracts, is in substantially the form of the form customer contract attached as EXHIBIT C hereto.

                  (j) LITIGATION. The LITIGATION SCHEDULE attached hereto sets forth each instance in which Seller or the Shareholders (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge that relates in any way to the Seller or the Alarm Service Assets or (ii) is a party or has been threatened to be made a Party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, in each case which relates in any way to the Seller or the Alarm Service Assets. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in the LITIGATION SCHEDULE could result in a Material Adverse Change. Neither Seller, the Shareholders nor the directors and officers (and employees with responsibility for litigation matters) of Seller has Knowledge of any Basis on which any such charge, complaint action, suit, proceeding, hearing, or investigation may be brought or threatened which relates in any way to the Seller or the Alarm Service Assets.

                  (k) EMPLOYEES. The EMPLOYEE SCHEDULE attached hereto sets forth the names, position and annual salaries (or hourly wage, as the case may be) of each employee of Seller (the "EMPLOYEES"). To Seller's Knowledge, no Employee or group of Employees has any plans to cease working for the Seller. Seller is not a party to or bound by any employment agreement or understanding or collective bargaining agreement relating to the Alarm Service Assets, and Seller has not experienced any strikes, grievances, other collective bargaining disputes or claims of unfair labor practices relating to Employees. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the Employees.

                  (l) EMPLOYEE BENEFITS. The EMPLOYEE BENEFITS SCHEDULE attached hereto contains an accurate and complete list of all Plans (as defined below) maintained or sponsored by Seller and made available to the Employees, including all Plans contributed to, maintained or sponsored by each member of the controlled group of companies, within the meaning of Sections 414(b), (c) and
(m) of the Code, of which Seller is a member. For purposes of this Agreement, the term "PLANS" shall mean: (i) "employee benefit plans," as such term is defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated and (ii) personnel policies, and fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, and whether or not terminated, including without limitation, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive, and health, disability and welfare plans.

                  (m) COMPLIANCE WITH LAWS: CERTAIN OPERATIONS.

                           (i) Except as disclosed in the LEGAL COMPLIANCE SCHEDULE attached hereto, Seller and the Shareholders are in compliance with and have not violated any applicable statute law, rule or regulation of any federal, state, local or foreign government or agency thereof which affects the Seller or the Alarm Service Assets, and no notice, claim, charge, complaint, action, suit proceeding, investigation or hearing has been received by Seller or the Shareholders or filed, commenced or threatened in writing against Seller or the Shareholders alleging any such violation.

                           (ii) Except as disclosed in the LEGAL COMPLIANCE SCHEDULE attached hereto, neither Seller nor the Shareholders has been charged with, and is not aware of any investigation with respect to, any possible violation of any Federal, state, local or foreign statute, law, rule or regulation relating to the Seller or the Alarm Service Assets, its business practices, its employment practices or the safety of working conditions in its facilities, its Plans, or environmental matters.

                           (iii) Except as set forth on the LEGAL COMPLIANCE SCHEDULE attached hereto, with respect to its operation of the Alarm Service Assets, Seller is in compliance with all terms and conditions of all required permits, licenses, certificates, accreditations or other authorizations of foreign, federal, state and local government agencies required for the legal conduct of the Seller or the Alarm Service Assets, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any foreign, federal, state or local statute, rule, law, or any regulation, code, plan, order, decree or judgment, or any notice or demand letter issued, entered, promulgated or approved thereunder applicable to the operation of the Alarm Service Assets.

                  (n) INVENTORIES. All of the Inventory consists only of items of a quality and quantity usable or saleable by the Seller in the Ordinary Course of Business at the amount reflected on the INVENTORY SCHEDULE attached hereto.

                  (o) QUALIFIED MRI. The Qualified MRI for the residential and commercial Customer Contracts is not less than $36,000.

                  (p) ACQUIRED ASSETS. The book value (as calculated according to GAAP) of the Acquired Assets listed in Section 2.1 is not less than $300,000.

                  (q) INSURANCE. The INSURANCE SCHEDULE attached hereto lists and accurately describes each insurance policy maintained by Seller and the loss history for all lines of insurance coverage maintained by the Seller with respect to the Seller and the Alarm Service Assets. Complete and correct copies of all such policies (or summary descriptions thereof) have been previously made available to Buyer. All such insurance policies are in full force and effect, and Seller is not in default with respect to its obligations under any of such insurance policies.

                  (r) ILLEGAL OR IMPROPER PAYMENTS. Seller and its directors, officers, employees, partners, Shareholders and agents, each have not:

                           (i) made any illegal political contributions which relate in any way to the Alarm Service Assets;

                           (ii) been involved in the disbursement or receipt of corporate funds outside the normal internal control systems of accountability which relates in any way to the Alarm Service Assets;

                           (iii) made or received payments, whether direct or indirect, to or from foreign or domestic governments, officials, employees or agents which relate in any way to the Alarm Service Assets for purposes other than the satisfaction of lawful obligations, or been involved in any transaction which relates in any way to the Alarm Service Assets that has or had as its intended effect the transfer of funds or assets in the manner described; or

                           (iv) been involved in the improper or inaccurate recording of payments and receipts on the accounting books of the applicable entity or any other matters of a similar nature involving disbursements of funds or assets which relate in any way to the Alarm Service Assets.

                  (s) AFFILIATE TRANSACTIONS. Except for the matters disclosed on the AFFILIATE TRANSACTIONS SCHEDULE attached hereto (none of which will survive the Closing without Buyer's express written consent), neither the Shareholders, nor any of the directors, officers or other affiliates of Seller is a party to any agreement, contract, commitment or transaction with Seller or which pertains to the Alarm Service Assets or has any interest in any property used in or pertaining to the Alarm Service Assets.

                  (t) PRODUCT WARRANTY. Each product or service sold, licensed or delivered by Seller with respect to the Alarm Service Assets has been in conformity with all applicable contractual commitments and all express and implied warranties (including, without limitation, any warranty of merchantability or fitness for a particular purpose), and Seller does not have any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Seller giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith.

                  (u) ALARM SYSTEMS. To Seller's Knowledge, each of the alarm systems installed or serviced by Seller pursuant to Customer Contracts, and all alarm systems owned by Seller are in good working order and condition (except to the extent not in such order and condition and not reported as such by the subscriber to Seller and to the extent requiring services and repairs in the Ordinary Course of Business), and have been installed and maintained in accordance with good and workmanlike practices and with respect to those alarm systems and panels where applicable, substantially in accordance with the specifications or standards of the Insurance Services Offices, Underwriters Laboratories, Factory Mutual Insurance Company and local authorities. No such installation or maintenance has been performed in violation of any applicable statute, law, code or regulation.

                  (v) BROKERS' FEES. Neither Seller nor the Shareholders have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or any other Party could become liable or otherwise obligated.

                  (w) TAXES. All federal, state, local and foreign Tax Returns and reports of the Seller applicable to the Alarm Service Assets required by law to be filed have been duly filed, and all federal, state, local, foreign and any other Taxes, assessments, fees and other governmental charges with respect to the employees, properties, assets, income or franchises of the Seller shown on such Tax Returns and reports to be due and payable have been paid or will be paid by Seller prior to the Closing Date. Seller has received no written notice of, nor do the Seller or the Shareholders have any knowledge of, any notice of deficiency or assessment, or proposed deficiency or assessment, from any taxing authority with respect to the Seller's business. There are no Tax audits pending with respect to the Seller's business. There are no unpaid Taxes which are or could become a lien on the Alarm Service Assets.

                  (x) RECEIVABLES. All Accounts Receivable are good and valid receivables arising from the sale of goods and/or services in the Ordinary Course of Business, and to Seller's Knowledge, such Accounts Receivable will be collectible by Buyer within 90 days of the invoice date therefore for the full amount thereof.

                  (y) DISCLOSURE. Neither this Section 3.1 nor any of the information in the disclosure schedules attached hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed to Buyer herein or in the disclosure schedules which would, or could reasonably be anticipated to, result in a Material Adverse Change.

                  (z) ABSENCE OF UNDISCLOSED LIABILITIES. The Seller has no Liabilities (whether known or unknown and whether absolute, accrued, contingent, or otherwise) (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Companies giving rise to any Liability) except for liabilities or obligations incurred in the Ordinary Course of Business.

                  (aa) NO DISTRIBUTION. Seller is acquiring the Escrow Shares for its own account with the present intention of holding such securities for purposes of investment, and it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws. Seller understands that the Escrow Shares are "restricted securities" as defined in Rule 144 under the Securities Act, and have not been registered pursuant to the provisions of the Securities Act, in as much as the proposed purchase of the Escrow Shares is taking place in a transaction not involving any public offering.

                  (bb) SOPHISTICATION. Seller is knowledgeable, experienced and sophisticated in financial and business matters and is able to evaluate the risks and benefits of the investment in the Escrow Shares.

                  (cc) ECONOMIC RISK. Seller is able to bear the economic risk of its investment in the Escrow Shares for an indefinite period of time because the Escrow Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

                  (dd) ACCESS TO INFORMATION. Seller has been furnished or otherwise had full access to such other information concerning Buyer and its subsidiaries as it has requested and that was necessary to enable the Seller to evaluate the merits and risks of an investment in Buyer, and after a review of this information, has had an opportunity to ask questions and receive answers concerning the financial condition and business of Buyer and the terms and conditions of the securities purchased hereunder, and has had access to and has obtained such additional information concerning Buyer and the securities as the Seller has deemed necessary.

                  (ee) ACCREDITED INVESTOR. Seller represents and warrants that it is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                  3.2 REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement to Seller and the Shareholders to execute this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and the Shareholders that the statements contained in this
Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

                  (a) ORGANIZATION. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is qualified to conduct business and is in good standing under the laws of the State of Florida.

                  (b) AUTHORIZATION OF TRANSACTION. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, similar laws of debtor relief and general principles of equity.

                  (c) NONCONTRAVENTION. Assuming the accuracy of the representations of Seller and the Shareholders in Section 3.1, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, to Buyer's Knowledge, violate any judgment, order, decree, injunction, or charge of any government, governmental agency, or court to which Buyer is subject or any provision of the Certificate of Incorporation or Bylaws of Buyer.

                  (d) GOVERNMENTAL CONSENT. Except for disclosures which may be required under the federal securities laws, Buyer is not required to make any declaration to or filing with, or to obtain any permit, license, consent, accreditation, approval or authorization from, any governmental or regulatory authority in connection with the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby.

                  (e) BROKERS' FEES. Except for Buyer's obligations to Castle Ventures, Inc., Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or Shareholders could become liable or obligated.

                  (f) DISCLOSURE. This Section 3.2 does not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed to Seller or the Shareholders herein which materially and adversely affect, or could reasonably be anticipated to, materially and adversely affect Buyer's ability to perform its obligations under this Agreement.

                ARTICLE 4 - CERTAIN COVENANTS OF BUYER AND SELLER

                  4.1 COOPERATION. Buyer and Seller each agree to reasonably cooperate in order to effectuate a smooth transition. Seller shall reasonably cooperate with Buyer in taking any steps reasonably requested by Buyer to facilitate a smooth transition of the Alarm Service Assets to Buyer.

                  4.2 FURTHER ASSURANCES. Each of the parties hereby covenants and agrees, from time to time after the Closing, to execute and deliver such other instruments and to take such other action (including obtaining any required consents and approvals) as the other party may reasonably request in order to more fully effectuate the transactions contemplated by this Agreement.

                  4.3 CONSENTS AND FRANCHISE APPROVALS. Seller and Buyer shall exercise all commercially-reasonable efforts to obtain all consents and approvals prior to Closing; provided, however, that Seller shall not, without the prior written consent of Buyer (which shall not unreasonably be withheld), agree to any modification of any Assumed Contract in connection with procuring any consent or approval.

                  4.4 CONFIDENTIALITY.

                  (a) Buyer or Seller, as the case may be (the "Receiving Party"), shall use any information, written or oral, furnished to it by or on behalf of Seller or Buyer, as the case may be (the "Delivering Party"), concerning the transactions contemplated by this Agreement ("Confidential Information") solely in connection with the transactions contemplated by this Agreement, and shall keep the Confidential Information confidential, except that the Receiving Party may disclose the Confidential Information or portions thereof to those directors, officers, affiliates and employees of the Receiving Party and representatives of any advisors of Receiving Party or its affiliates (the persons to whom such disclosure is permissible, collectively "Representatives") who need to know such information for purposes of the transactions contemplated by this Agreement. Before disclosing the Confidential Information or any portion thereof to such Representatives, the Receiving Party will inform them of the confidential nature of the Confidential Information and obtain their agreement to be bound by the provisions of this Section 4.4 and not to disclose the Confidential Information to any other person. In any event, the Receiving Party shall be responsible for any breach of this Section 4.4 (pursuant to the indemnity provisions under Article 9) by any person or entity to whom the Receiving Party or its Representatives shall have furnished Confidential Information.

                  (b) If the Receiving Party or any of its Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or shall be advised by counsel to disclose any of the Confidential Information, the Receiving Party shall provide the Delivering Party with prompt prior written notice of such requirement or advice so that the Delivering Party may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained or the Delivering Party does not seek a protective order or other remedy, the Receiving Party agrees to furnish only that portion of the Confidential Information which the Receiving Party is legally required to so furnish and, at the request of the Delivering Party, to use reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information, it being understood that such reasonable efforts shall be at the cost and expense of the Delivering Party.

                  (c) The term "Confidential Information" does not include any information that (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of the disclosure directly or indirectly by the Receiving Party or its Representatives), (ii) was or becomes available to the Receiving Party or its Representatives from a source other than the Delivering Party or its advisors, or any affiliates or representatives thereof, provided that the Receiving Party or its Representatives have no reasonable basis for concluding that such information was available in violation of a confidentiality agreement with the Delivering Party.

                  (d) If this Agreement is terminated and the Delivering Party so requests in writing, the Receiving Party will return to the Delivering Party within 30 business days after such request all copies of written Confidential Information in the Receiving Party's possession or in the possession of the Receiving Party's Representatives and shall destroy any materials or notes the Receiving Party or its Representatives may have prepared that incorporate any Confidential Information.

                  (e) In the event of any breach or threatened breach of the provisions of this Section 4.4, the parties acknowledge and agree that the Delivering Party would suffer irreparable harm for which monetary damages would be inadequate and, accordingly, the Delivering Party shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, in addition to all of the remedies available at law or in equity.

                  4.5 RISK OF LOSS.

                  (a) The risk of any loss or damage to the Acquired Assets resulting from fire, theft or any other casualty (except reasonable wear and tear) shall be borne by Seller at all times prior to Closing. If any such loss or damage shall be sufficiently substantial so as to preclude and prevent resumption of normal operations or the replacement or restoration of the lost or damaged property within five days after the occurrence of the event resulting in such loss or damage (a "Material Loss"), Seller shall immediately notify Buyer in writing of its inability to resume normal operations or to replace or restore such lost or damaged property. Buyer, at any time within ten days after receipt of such notice, may elect by written notice to Seller to either (i) not waive such defect and proceed toward consummation of the transactions in accordance with terms of this Agreement, or (ii) terminate this Agreement.

                  (b) If Buyer elects to consummate the transactions contemplated hereby notwithstanding a Material Loss and does so, or if there occurs any loss or damage to the Acquired Assets that is not a Material Loss but Seller cannot with reasonable diligence repair or replace the affected Acquired Assets prior to Closing, there shall be no diminution of the Purchase Price on account of such loss or damage, but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage shall be delivered by Seller to Buyer, or the rights thereto shall be assigned by Seller to Buyer if not yet paid over to Seller, and at Closing Seller shall pay to Buyer the amount of any difference between such proceeds and the full replacement cost of the lost or damaged Acquired Assets (including, but not limited to, any deductible associated with the insurance claim).

                  4.6 CONDUCT OF BUSINESS. Except as otherwise contemplated herein, from and after the date of this Agreement and until the Closing, Seller shall:

                  (a) continue to conduct its business in the usual and ordinary manner in which it has been conducted in the past;

                  (b) maintain the Acquired Assets in their current state of repair and operating efficiency, normal wear and tear excepted, and maintain in effect, to the extent commercially available, insurance against property damage in an amount equal to the replacement value of the Acquired Assets and provide written notice to Buyer if such insurance ceases to be commercially available;

                  (c) comply in all material respects with all applicable legal requirements and the terms of the Assumed Contracts and all applicable franchises and licenses;

                  (d) not modify any franchises or licenses applicable to the operation of the business of the Seller or the Assigned Contracts other than in the Ordinary Course of Business or with Buyer's prior written consent;

                  (e) not dispose of any assets except in the Ordinary Course of Business; and

                  (f) collect subscriber accounts only in accordance with past practices.

                  4.7 ACCESS. Upon prior request by Buyer to a designated officer of Seller, Seller will cause Buyer to be afforded reasonable access to the offices, properties, books, contracts and nonprivileged records, including Tax Returns, of Seller after the date of this Agreement at all reasonable times during normal business hours and will furnish Buyer with such additional financial and operating data and other information as Buyer shall from time to time reasonably request; provided that all such access and information shall be supplied in such a way as to minimize disruption of Seller's business. Buyer shall notify promptly Seller in writing of its determination (whether or not the result of such investigation) that a breach of a representation or warranty made by Seller herein or alleged default under any covenant has occurred.

                  4.8 ANNIVERSARY MRI. In connection with the calculation of Anniversary MRI in Section 2.6 above, Buyer agrees not to take any actions, such as raising the price of the Services, that could have an adverse impact on attrition of Customer Contracts.

                  4.9 ACCOUNTS RECEIVABLE. Seller hereby covenants and agrees that, in the event that it shall receive on or after the Closing payments on any Accounts Receivable, it shall [weekly] remit such payments to Buyer by check.

                  4.10 UPDATING OF SCHEDULES. Seller will update and revise, if necessary, and deliver to Buyer the Schedules attached hereto and such other schedules as may become necessary at least two business days prior to the Closing Date in order to maintain, and to enable Buyer to confirm, the continued material accuracy of the representations and warranties contained herein. Seller's compliance with Article 3 shall be determined based upon the Schedules delivered on the date of this Agreement.

                  4.11 POST-CLOSING ASSISTANCE. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement and to effect, consummate, confirm or evidence the consummation of the transactions contemplated hereby (including, without limitation, with respect to obtaining all licenses, permits, authorizations, accreditations and consents necessary in connection therewith), each of the Parties will take such further action (including, without limitation, the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 9).

                  4.12 EMPLOYEES. Buyer shall provide offers of employment with Buyer to Seller's employees (other than Dan Lawrence) on terms comparable to the terms of employment with Seller, provided that Seller's terms of employment are similar to the terms offered to comparably-situated employees of Buyer.

                  4.13 SHAREHOLDERS' NO-SHOP COVENANT. From the date hereof until the Closing Date, the Shareholders agree (a) to vote all shares of Seller beneficially owned by them against any other transaction relating to the issuance of equity securities by, the sale of any of the assets of Seller, a change of control of or any other transactions not in the Ordinary Course Of Business of, Seller and to grant proxies to Buyer's designees to that effect, and (b) not to sell or otherwise dispose of any interest in any shares of Seller beneficially owned by them.

                  4.14 SELLER'S AND SHAREHOLDERS' NONCOMPETITION AND NONSOLICITATION COVENANTS.

                  (a) In consideration of the Purchase Price, Seller and the Shareholders each agree that during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "NONCOMPETE PERIOD"), it, he or she, as the case may be, shall not, directly or indirectly, either for itself, himself or herself, as the case may be, or for any other Person, permit its, his or her name, as the case may be, to be used by or Participate (as defined below) in any business or enterprise which provides Services in the Hillsborough County or Pinellas County, Florida. For purposes of this Agreement, the term "PARTICIPATE" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided that such term shall not include ownership of less than one percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.

                  (b) During the Noncompete Period, neither Seller nor the Shareholders shall (A) induce or attempt to induce any customer under any Customer Contract to cease doing business or to decrease its business with Buyer, (B) induce or attempt to induce any Employee to leave their employ with Buyer or in any way interfere with the relationship between Buyer or its affiliates and any of their employees or (C) induce or attempt to induce any supplier, agent, licensee, licensor, franchisee, or other business relation of Buyer or its affiliates to cease doing business with them or in any way interfere with the relationship between Buyer or its affiliates and any customer or business relation.

                  (c) The Parties agree that Buyer may suffer irreparable harm from a breach by Seller or the Shareholders of any of the covenants or agreements contained in this Section 4.14. In the event of an alleged or threatened breach by Seller or the Shareholders of any of the provisions of this
Section 4.14, Buyer or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (including the extension of the Noncompete Period by a period equal to the length of the violation of this Section 4.14). In the event of an alleged breach or violation by Seller or the Shareholders of any of the provisions of this Section 4.14, the Noncompete Period shall be tolled until such alleged breach or violation is resolved. Seller and the Shareholders agree that these restrictions are reasonable.

                  (d) If, at the time of enforcement of any of the provisions of this Section 4.14, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the maximum period of time, scope and geographical area as to which it may be enforceable.

                  (e) Seller and the Shareholders agree that the covenants made in this Section 4.14 shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

                  4.15 Seller shall file documents necessary to change its corporate name from Gator Telecom, Inc. to another name reasonably acceptable to Buyer no later than five business days after the Closing Date.

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

                  4.16 Buyer shall obtain a surety bond in favor of the City of Tampa, Florida within 60 days after the Closing to substitute for the surety bond posted with the City of Tampa, Florida by Seller and on which Dan Lawrence is a guarantor.

                  4.17 Buyer shall provide Seller access to all books, records, ledgers, files, documents, correspondence, lists, drawings, specifications, advertising and promotional materials, studies, reports and other printed or written information regarding the Alarm Service Assets that were in existence on or prior to the Closing Date during normal business hours upon reasonable notice by Seller to Buyer of its desire to review any of the foregoing.

                  4.18 Seller shall pay for all vacation due its employees up to and including the Closing Date, and Buyer shall permit all employees to take vacations scheduled for after the Closing Date that are scheduled with Seller on or before the Closing Date.

                                    ARTICLE 5

             CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLER

         Unless waived in writing by both Buyer and Seller, the respective obligations of each of Buyer and Seller set forth herein shall be subject to the fulfillment of the following mutual conditions at or prior to the Closing Date:

                  5.1 NO INJUNCTION, ETC. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States nor any statute, rule, regulation or executive order promulgated by any federal or state governmental authority which restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

                  5.2 NO PROCEEDING OR LITIGATION. No suit, action or governmental proceeding (other than orders, actions, proceedings or investigations relating to the alarm service industry in general) before any court or any governmental or regulatory authority shall have been (i) commenced by a third party and be pending or (ii) "overtly threatened" by a third party against Buyer, Seller, Shareholders or any of their affiliates, associates, officers or directors (the "Threatened Party") seeking in either case to restrain, prevent or change in any material respect the transactions contemplated hereby or seeking material damages in connection with any of such transactions. Administrative proceedings before the Federal Trade Commission ("FTC") and actions by the U.S. Department of Justice ("DOJ") where a request for a temporary restraining order and/or preliminary injunction has been denied, no appeal is pending and the time for filing an appeal has expired, or such request or appeal has been withdrawn, are expressly excluded from this Section
5.2. "Overtly threatened" means that a potential claimant has manifested to the Threatened Party an awareness of, and present intention to, assert a possible claim or assessment, unless the likelihood of litigation could reasonably be considered remote or slight.

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

                  5.3 VALUE OF QUALIFIED MRI. The Parties shall have agreed on the value of the Qualified MRI calculated as of the Closing Date.

                                    ARTICLE 6

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of Seller set forth herein shall be subject to the fulfillment of the following conditions:

                  6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and shall also be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date.

                  6.2 PERFORMANCE OF AGREEMENT. Buyer shall have performed, and complied with, in all material respects, all obligations, agreements and covenants contained in this Agreement to be performed or complied with by it prior to or at the Closing Date including, without limitation, the deliveries listed in Section 2.7(b)(ii).

                                    ARTICLE 7

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         Buyer's obligations set forth herein shall be subject to the fulfillment of the following conditions:

                  7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the date hereof and shall also be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date.

                  7.2 PERFORMANCE OF AGREEMENT. Seller shall have performed, and complied with, in all material respects, all obligations, agreements and covenants contained in this Agreement to be performed or complied with by it prior to or at the Closing Date including, without limitation, the deliveries listed in Section 2.7(b)(i).

                  7.3 CONSENTS. All of the consents and approvals shall have been obtained.

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

                                    ARTICLE 8

                                 SURVIVAL PERIOD

                  8.1 COVENANTS AND AGREEMENTS. Unless otherwise specifically limited by this Agreement, all of the covenants and agreements made by the Parties in this Agreement shall survive the Closing and continue in full force and effect after the Closing without any time limitation.

                  8.2 REPRESENTATIONS AND WARRANTIES. Unless incorporated in any instrument of conveyance delivered at or as of the Closing and expressly limited therein, all of the representations and warranties provided in this Agreement shall survive the Closing for two years and be unaffected by any investigations made by or on behalf of any Party hereto, provided that: (i) those matters described in Sections 3.1(b) (Authorization), 3.1(g)(i) (Title to Personal Property Assets), 3.1(v) (Brokers' Fees), 3.2(b) (Authorization), and 3.2(e) (Brokers' Fees) shall survive indefinitely, and (ii) those matters described in
Section 3.1(w) (Taxes) and claims arising out of product liability, product warranty, strict liability and product recall claims, shall survive until expiration of the applicable statute of limitations and other extensions thereof.

                                    ARTICLE 9

                                 INDEMNIFICATION

                  9.1 INDEMNIFICATION BY SELLER. Seller agrees that, notwithstanding the Closing and regardless of any investigation made at any time by or on behalf of Buyer, Seller will indemnify and save and hold each Covered Person harmless from and against all claims, costs expenses, damages, liabilities, losses and deficiencies suffered or incurred by each Covered Person (including, without limitation, reasonable attorneys' fees and other reasonable costs and expenses incident to any claim, suit, action or proceeding) arising out of or relating to, and will pay each Covered Person on demand the full amount of any sum which any such Covered Person may pay or may become obligated to pay in respect of:

                  (a) INACCURACY OF REPRESENTATION. Any inaccuracy in any representation or the breach of any warranty made by Seller or the Shareholders pursuant to this Agreement.

                  (b) FAILURE TO PERFORM. Any failure by Seller or Shareholders to duly perform or observe any term, provision, covenant, agreement or condition in this Agreement to be performed or observed by it including, without limitation, all liabilities and obligations with respect to the Excluded Liabilities.

                  9.2 INDEMNIFICATION BY BUYER. Buyer agrees that, notwithstanding the Closing and regardless of any investigation made at any time by or on behalf of Seller or Shareholders, Buyer will indemnify and save and hold Seller and the Shareholders harmless from and against all claims, costs, expenses, damages, liabilities, losses and deficiencies suffered or incurred by Seller or Shareholders (including, without limitation, reasonable attorneys' fees and other reasonable costs and expenses incident to any claim, suit, action or proceeding) arising out of or resulting from, and will pay Seller and the Shareholders on demand the full amount of any sum which Seller or Shareholders may pay or may become obligated to pay in respect of:

                  (a) INACCURACY OF REPRESENTATION. Any inaccuracy in any representation or the breach of any warranty made by Buyer pursuant to this Agreement.

                  (b) FAILURE TO PERFORM. Any failure by Buyer to duly perform or observe any term, provision, covenant, agreement or condition in this Agreement to be performed or observed by it including, without limitation, all liabilities and obligations with respect to the Assumed Liabilities.

                  (c) PERSONAL GUARANTIES. Any liability of Dan Lawrence or Cindy Lawrence arising from and after the Closing Date as personal guarantors with respect to the Assumed Liabilities and any performance, surety and warranty bonds entered into in Seller's Ordinary Course of Business.

                  9.3 COOPERATION. A Party (the "INDEMNIFIED PARTY") will give prompt written notice to the other Party (the "INDEMNIFYING PARTY") of any claim which the Indemnified Party discovers or of which notice is received after the Closing and which might give rise to a claim by the Indemnified Party against the Indemnifying Party under Sections 4.3(a) or 4.3(b) hereof, stating the nature, basis and amount thereof. In case of any claim by a third party, any suit, any claim by any governmental body, or any legal, administrative or arbitration proceeding with respect to which the Indemnifying Party may have liability under the indemnity agreements contained in Sections 4.3(a) and 4.3(b) hereof, the Indemnifying Party shall be entitled to participate therein, and to the extent desired to assume the defense thereof, and after notice to the Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to the other for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation, unless the Indemnifying Party does not actually assume the defense thereof following notice of such election. The Indemnified Party shall make available to the Indemnifying Party and its attorneys and accounts, at all reasonable times, all books and records relating to such suit, claims or proceedings, and the Parties will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, claim or proceeding. No Party will make any settlement of any claim which might give rise to liability of the other under the indemnity agreements contained in Sections 4.3(a) or 4.3(b) hereof without the consent of the other. If a Party shall desire and be able to effect a compromise or settlement of any such suit, claim or proceeding and the other

Party shall refuse to consent to such compromise or settlement, then the liability of the Party desiring to settle or compromise to the Party which refuses to consent with respect to settlement or compromise of such suit, claim or proceeding shall be limited to the amount so offered in compromise or settlement.

                  9.4 DETERMINATION OF LOSS. With respect to any Loss, the Indemnifying Party shall indemnify the Indemnified Party against the time value of money (using the discount rate applicable at the time of the Loss) associated with such Loss, for the period of time the Loss remained uncompensated. In the event of any breach or inaccuracy in Sections 3.1 (o) or (p) because the Qualified MRI or the book value of the Acquired Assets referred to therein is not at least equal to the amount set forth therein, the Loss arising as a result thereof shall be deemed to be 39 multiplied by the shortfall in such Qualified MRI or book value.

                  9.5 RISK ALLOCATION. The representations, warranties, covenants and agreements made herein are intended among other things to allocate the risks inherent in the transaction contemplated hereby between the Parties, and accordingly, a Party shall be entitled to the remedies prescribed by this Agreement by reason of breach of any such representation, warranty, covenant or agreement by another Party notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach.

                  9.6 SPECIAL RULE FOR FRAUD. Notwithstanding anything in
Section 4.2(b) to the contrary, in the event of any breach of a representation or warranty by a Party that is intentional or constitutes fraud, the representation or warranty shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect forever thereafter.

                  9.7 GUARANTY AGREEMENT. Each Shareholder shall execute and deliver at the Closing a Guaranty Agreement pursuant to which the Shareholders will agree to guarantee the payment to the Buyer pursuant to any indemnification claims made under this Agreement.

                                   ARTICLE 10

                             INTENTIONALLY OMITTED.

                                   ARTICLE 11

                                  MISCELLANEOUS

                  11.1 PRESS RELEASE; DISCLOSURE. Simultaneous with the execution of the Agreement, Buyer may, at its discretion, issue a press release with respect to the execution of this Agreement in a form mutually acceptable to Buyer and Seller. Except with respect to such press release and the information contained therein, neither Party shall disclose to any Person, other than its financial and legal advisors and primary lenders and to the extent disclosure is otherwise required by law, the terms and provisions contained in this Agreement without the prior written consent of the other Party. Notwithstanding the above, a Party required by law to disclose the existence of the terms and provisions of this Agreement shall use its best efforts to provide prior notice to the other Party giving the other Party an opportunity to comment on the content of such disclosure.

                  11.2 NO THIRD PARTY BENEFICIARIES. This Agreement (other than
Section 4.3 to the extent it purports to confer rights upon the Covered Persons) shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  11.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior or contemporaneous understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof excluding the Confidentiality Agreement.

                  11.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties hereto; provided, that prior to Closing, Buyer may, without the consent of, but with notice to, Seller, assign this Agreement and the right to acquire the Acquired Assets to one of its subsidiaries or affiliates.

                  11.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  11.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  11.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered, if personally delivered, (ii) when receipt is electronically confirmed, if faxed (with hard copy to follow via first class mail, postage prepaid) or (iii) one day after deposit with a reputable overnight courier, in each case addressed to the intended recipient as set forth below:

                  IF TO THE SELLER OR THE SHAREHOLDERS:

                  Dan Lawrence
                  Cindy Lawrence
                  Gator Telecom, Inc.
                  4040 West Cypress Street
                  Tampa, Florida 33607
                  Telephone: (813) 874-7474
                  Facsimile: (813) 870-1522

                  WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

                  Denis Cohrs, Esq.
                  Kass Hodges, P.A.
                  Centre Square
                  1505 North Florida Avenue
                  Tampa, Florida 33602
                  Telephone: (813) 229-0900
                  Facsimile: (813) 229-3323

                  IF TO BUYER:

                  Guardian International, Inc.
                  3880 N. 28th Terrace
                  Hollywood, FL 33020
                  Attn: Richard Ginsburg, President and Chief Executive Officer
                  Telephone: (954) 926-1800, Ext. 203
                  Facsimile:  (954) 926-1822

                  WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

                  Harvey Goldman, Esq.
                  Steel Hector & Davis LLP
                  200 South Biscayne Boulevard, 41st Floor
                  Miami, Florida 33131-2398
                  Telephone: (305) 577-7011
                  Facsimile:   (305) 577-7001

                  11.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. No Party, solely by virtue of executing this Agreement shall be deemed to have submitted to the personal jurisdiction of any forum or waived any objection such Party may have as to proper venue of any forum.

                  11.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any default misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  11.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term of provision, to delete specific words or Phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  11.11 EXPENSES. Except as otherwise provided in Sections 4.3,
4.6 or 4.7(c), each Party will bear its own costs and expenses (including legal and broker fees and expenses) incurred in connection with, or arising out of, this Agreement or the transactions contemplated hereby.

                  11.12 TRANSFER TAXES. All documentary, sales, use, registration and other transfer taxes (including, but not limited to, all applicable real estate transfer or stock transfer Taxes) and fees incurred in connection with the sale of the Acquired Assets and the other transactions contemplated hereby shall be paid by Buyer.

                  11.13 CONSTRUCTION. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the disclosure schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the disclosure schedules identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  11.14 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  11.15 NUMBER AND GENDER. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

                  11.16 REMEDIES. In the absence of fraud or an intentional breach of any provision hereof, no Party shall be liable or responsible in any manner whatsoever to any other Party, whether for indemnification or otherwise, with respect to any matter arising out of the representations, warranties or covenants of this Agreement or any Schedule hereto or any opinion or certificate delivered in connection herewith, except for (i) equitable relief as described below, (ii) indemnity as provided in Article 9, or (iii) pursuant to other remedies expressly provided for in this Agreement all of which provide the exclusive remedies of the parties. Each of the Parties acknowledges and agrees that each other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that each other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Each Party shall have the right to set off against any obligation of such Party (or such Party's affiliates) to make payment to any other Party (under this Agreement or otherwise), any amount owed to the first Party by such other Party (or such Party's affiliates) (under this Agreement or otherwise). In no event shall any Party's liability to another for any claim arising under this Agreement or arising out of this transaction exceed the Purchase Price.

                  11.17 DIRECTLY OR INDIRECTLY. Where any provision in this Agreement refers to action to be taken by any person or entity, or which such person or entity is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person or entity.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                    GUARDIAN INTERNATIONAL, INC.

                                    By: /s/ RICHARD GINSBURG
                                       ----------------------------------
                                        Richard Ginsburg, President and
                                        Chief Executive Officer

                                    GATOR TELECOM, INC.

                                    By: /s/ DAN LAWRENCE
                                       ----------------------------------
                                        Dan Lawrence, President

                                    Shareholders:

                                        /s/ DAN LAWRENCE
                                    -------------------------------------
                                    Dan Lawrence

                                        /s/ CINDY LAWRENCE
                                    -------------------------------------
                                    Cindy Lawrence